RETIREMENT AGREEMENT AND RELEASE OF CLAIMS

This RETIREMENT AGREEMENT AND RELEASE OF CLAIMS (the “Retirement agreement”) dated October 31, 2019 is by and between Kimberly J. McWaters (“Employee”) and Universal Technical Institute, Inc., a Delaware corporation (“Company”);

WHEREAS, the Company and Employee are parties to an Employment Agreement dated as of April 8, 2014 (the “Employment Agreement”), which provides certain protection to Employee during employment and upon termination of employment; and

WHEREAS, the execution of this Retirement Agreement and the release of claims set forth herein (the “Release”) is a condition precedent to, and material inducement to, the
Company’s provision of certain benefits under the Employment Agreement as described in more detail herein;

NOW, THEREFORE, the parties hereto agree as follows:

1.     Employment Separation. The Company and Employee hereby agree that
Employee shall retire from active employment with the Company effective October 31, 2019 (the “Retirement Date”). The Company and Employee further agree that Employee’s relationship as an employee, officer and, except as set forth in Section 2 below, director of the Company and all of its affiliates, including Employee’s service as Chief Executive Officer of the Company, shall cease on the Retirement Date and that Employee’s continuous service with the Company shall cease at that time without regard to Employee’s continued Board service contemplated by Section 2 below.

2.     Board Service. Employee currently serves as a member of the Board of
Directors of the Company (the “Board”). From and after the Retirement Date and until such time as such service ends, Employee shall remain a member of the Board as a Class I Director and provide such services to the Company as associated therewith; provided that Employee shall not be required to continue to serve as a member of the Board (and may resign in her discretion) if either (i) her service on the Board would cause her to exceed overboarding policies followed by institutional shareholders or proxy advisory firms or (ii) a condition arises that in her good faith opinion severely restricts or limits her effective service as a member of the Board. The parties agree that Employee shall not be entitled to any remuneration for her continued service as a member of the Board during the three years following the Retirement Date. The Company shall promptly reimburse Employee for all reasonable travel and other business expenses incurred by her in the performance of her duties as a member of the Board in accordance with the Company’s applicable expense reimbursement policies and procedures. For the avoidance of doubt, Employee remains subject to the confidentiality obligations set forth in the Employment Agreement in connection with her continuing service as a member of the Board.

3.     Mutual Promises. The Company undertakes the compensation and benefit obligations contained in Sections 7(b) and 9(a) of the Employment Agreement, which are in addition to any compensation to which Employee might otherwise be entitled, in exchange for Employee’s promises and obligations contained herein. The Company’s obligations are undertaken in lieu of any other compensation or employment benefits, and Employee acknowledges and agrees that, except as set forth in this Section 3, all of Employee’s outstanding and unvested restricted stock unit, performance unit and performance cash awards shall terminate as of the Retirement Date.

4.    Release of Claims; Agreement Not to File Suit.

a.     Employee, for and on behalf of herself and her heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, agrees to, and does, release and forever discharge the Company and its subsidiaries and affiliates, each of their shareholders, directors, officers, employees, agents and representatives, and its successors and assigns (collectively, the “Company Released Persons”), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise from matters which occurred prior to the date of this Release, which matters include without limitation: (i) the matters covered by the Employment Agreement and this Release, and (ii) Employee’s employment, and/or termination from employment with the Company.

b.     Employee, for and on behalf of herself and her heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that Employee will not file or otherwise submit any arbitration demand, claim, complaint, or action to any court, organization, or judicial forum (nor will
Employee permit any person, group of persons, or organization to take such action on
Employee’s behalf) against any Company Released Person arising out of any actions or nonactions on the part of any Company Released Person arising out of the parties’ employment relationship before the date of this Release. Employee further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on Employee’s behalf, Employee hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

c.     The charges, claims, complaints, matters, demands, damages, and causes of action referenced in Sections 4(a) and 4(b) include, but are not limited to: (i) any breach of an actual or implied contract of employment between Employee and any
Company Released Person, (ii) any claim of unjust, wrongful, or tortious discharge (including, but not limited to, any claim of fraud, negligence, retaliation for whistle blowing, or intentional infliction of emotional distress), (iii) any claim of defamation or other common law action, or (iv) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. §701 et seq., the Family and Medical Leave Act, or any other relevant federal, state, or local statutes or ordinances, or any claims for pay, vacation pay, insurance, or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than those payments and benefits specifically provided herein.

d.     This Release shall not affect Employee’s right to any governmental benefits payable under any Social Security or Worker’s Compensation law now or in the future.

e.     This Release does not affect Employee’s right to participate in any federal, state or local investigation by any governmental agency or to challenge the validity of this Agreement.

Further, this Release is not intended to be a release of any claims under the Arizona Minimum Wage Act, effective January 1, 2007.

5.     Release of Benefit Claims. Employee, for and on behalf of herself and her heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, further releases and waives any claims for pay, vacation pay, insurance or welfare benefits or any other benefits of employment with any
Company Released Person arising from events occurring prior to the date of this Release other than (a) claims to the payments and benefits specifically provided for in the
Employment Agreement, (b) claims for benefits under any plan or arrangement of the
Company providing for the deferral of compensation, and (c) claims for benefits which are not subject to waiver under the law.

6.    Revocation Period; Knowing and Voluntary Agreement. Employee acknowledges that she is knowingly and voluntarily waiving and releasing any rights she may have under the Age Discrimination in Employment Act, as amended, (“ADEA”). Employee also acknowledges that the consideration given for the waiver and release in the preceding Section is in addition to anything of value to which he/she would be entitled to without this Agreement. Employee further acknowledges that Employee is advised by this writing, as required by the ADEA, that: (a) this waiver and release do not apply to any rights or claims that may arise after execution date of this Agreement; (b) Employee has been advised of having had the right to consult with an attorney prior to signing this Agreement; (c) Employee has twenty-one (21) days to consider this Agreement (although Employee may choose to voluntarily execute this Agreement earlier); (d) Employee has seven (7) days following the signing of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after this Agreement is executed by the Employee.

7.     Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

8.     Headings. The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this
Agreement.

9.     Counterparts. This Agreement may be executed in one (1) or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument. Copies shall be given the same force and effect as originals.

10.     Entire Agreement. This Agreement and related Employment Agreement constitutes the entire agreement of the parties in this matter and supersedes any other agreement, communication or representation between the parties, oral or written, concerning the same subject matter.

11.     Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona, without reference to the conflict of laws rules of such State.

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the day and year first above written.

UNIVERSAL TECHNICAL INSTITUTE, INC.

By:    /s/Robert T. DeVincenzi
Its:    Chairman of the Board of Directors

EMPLOYEE:

/s/ Kimberly J. McWaters
Kimberly J. McWaters